UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT UNDER THE
SECURITIES ACT OF 1933

AEROSONIC CORPORATION
(Exact name of registrant as specified in its charter)

Delaware	74-1668471
(State of Incorporation)	(IRS Employer Identification No.)

1212 North Hercules Avenue Clearwater, Florida	33765
(Address of Principal Executive Offices)	(Zip Code)

AEROSONIC CORPORATION 2004 STOCK INCENTIVE PLAN
 (As Amended and Restated on July 26, 2007 and Further Amended on July 13, 2009)
(Full title of Plan)

Douglas J. Hillman
President and Chief Executive Officer
Aerosonic Corporation
1212 North Hercules Avenue
Clearwater, Florida 33765
Phone:  (727) 461-3000
(Name, Address and Telephone number of agent for service)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☒

CALCULATION OF REGISTRATION FEE

Title of securities to be registered	Amount to be registered (1)	Proposed maximum offering price per share (2)	Proposed maximum aggregate offering price (2)	Amount of registration fee (2)
Common Stock, par value $0.40 per share	150,000	$4.44	$666,000	$37.16

(1)
This Registration Statement covers the registration of additional securities relating to the Aerosonic Corporation 2004 Stock Incentive Plan, as amended and restated on July 26, 2007 and further amended on July 13, 2009 (the “Plan”), for which Registration Statements on Form S-8 (File Nos. 333-128625 and 333-145825) were filed by Aerosonic Corporation (the “Registrant”) with the Securities and Exchange Commission (“SEC”) on September 27, 2005 and August 31, 2007, respectively, the contents of which, including any amendments thereto, are incorporated herein by reference.  The shares of the Registrant’s common stock, $0.40 par value per share (the “Common Stock”), set forth in the Calculation of Registration Fee table, reserved for issuance under the Plan and which may be offered pursuant to this Registration Statement include, pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), such additional number of shares of the Registrant’s Common Stock as may be offered or issued as a result of any stock splits, stock dividends or similar transactions. The Registrant registered 200,000 shares of Common Stock under the Plan on Form S-8 filed on September 27, 2005.  On July 26, 2007, the Registrant amended and restated the Plan to, among others, increase the maximum number of shares of Common Stock which may be issued in respect of awards granted under the Plan from 200,000 to 400,000. On July 13, 2009, the Registrant further amended the Plan to, among others, increase the maximum number of shares of Common Stock which may be issued in respect of awards granted under the Plan from 400,000 to 550,000. Therefore, the Registrant is registering an additional 150,000 shares of Common Stock herewith.

(2)
In accordance with Rule 457(c) and (h), the Maximum Aggregate Offering Price and Registration Fee have been computed as follows: (a) the price per share of the Registrant’s Common Stock has been based on the average of the high and low prices for the Registrant’s Common Stock as reported on the NYSE Amex on July 13, 2009, and (b) using such price per share, the aggregate amount of the Offering Price was then calculated on the basis of the aggregate amount of additional shares of the Registrant’s Common Stock issuable in connection with the Plan.

PART I   INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1.  Plan Information

This Registration Statement relates to the registration of 150,000 additional shares of common stock, par value $0.40 per share (the “Common Stock”), of Aerosonic Corporation (the “Registrant”), to be offered or sold pursuant to the Aerosonic Corporation 2004 Stock Incentive Plan, as amended and restated on July 26, 2007 and further amended on July 13, 2009 (the “Plan”).  On July 13, 2009, the Registrant’s stockholders approved an amendment to the Plan to (i) increase the maximum number of shares of Common Stock which may be issued in respect of awards granted under the Plan from 400,000 to 550,000; and (ii) extend the term of the Plan from five (5) years to ten (10) years from its original July 14, 2004 effective date, unless earlier terminated or extended by an amendment to the Plan.

The documents containing the information about the Plan specified in Part I of Form S-8 will be sent or given to eligible and/or participating employees of the Registrant as specified by Rule 428(b)(1) of Regulation C under the Securities Act, and such documents taken together with the documents incorporated by reference in this Registration Statement pursuant to Item 3 of Part II of Form S-8 shall constitute a prospectus that meets the requirements of Section 10(a) of the Securities Act.

Item 2.  Registrant Information and Employee Plan Annual Information

The Registrant shall provide a written statement to participants in the Plan advising them of the availability, without charge, upon written or oral request, of the documents incorporated by reference in Item 3 of Part II of this Registration Statement, the documents which are incorporated by reference into the Section 10(a) Prospectus, and the documents required to be delivered to them pursuant to Rule 428(b) of Regulation C under the Securities Act.  The address, title of the individual or department, and telephone number to which the request is to be directed shall be provided to participants.

PART II   INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.  Incorporation of Documents by Reference.

The following documents have been filed with the Securities and Exchange Commission (the “SEC”) and are incorporated herein by reference and made a part hereof:

(a)	The Registrant’s Annual Report on Form 10-K for the fiscal year ended January 31, 2009.

(b)	The Registrant’s Quarterly Report on Form 10-Q for the quarter ended May 1, 2009.

(c)	The Registrant’s Current Reports on Forms 8-K filed on February 24, 2009, May 20, 2009, May 21, 2009, May 28, 2009, May 29, 2009 and July 14, 2009.

(d)
The Registrant’s registration statements on Form 10, filed with the SEC on July 6, 1970, November 18, 1970 and November 12, 1993 pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), which include a description of the Registrant’s Common Stock.

All documents subsequently filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act prior to the filing of a post-effective amendment that indicates that all securities offered pursuant to this Registration Statement have been sold or that deregisters all securities then remaining unsold shall also be deemed to be incorporated by reference herein and to be a part hereof from the dates of filing of such documents.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Registration Statement to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4.  Description of Securities.

Not applicable.

Item 5.  Interests of Named Experts and Counsel.

Not applicable.

Item 6.  Indemnification of Directors and Officers.

The Registrant’s Bylaws provide that the Registrant shall indemnify and hold harmless all of its officers and directors, and any of its other agents and employees specifically designated by the Board of Directors or the Registrant’s president, in connection with any threatened, pending or contemplated action, suit, proceeding, whether civil, criminal, administrative or investigative by reason of their relationship to the Registrant against expenses, judgments, fines, amounts paid in settlement or otherwise reasonably incurred, to the extent covered by Section 145 of the Delaware General Corporation Law (the “DGCL”), under the circumstances and pursuant to the procedures set forth in such section.

Section 145 of the DGCL provides that such persons may be indemnified to the extent that the person acted in good faith and in a manner the person reasonably believed to be in or not opposed to the best interests of the Registrant (and in the case of criminal actions or proceedings, had no reasonable cause to believe his or her conduct was unlawful).  Further, where a present or former director or officer has been successful on the merits or otherwise in defense of any such action, the Registrant is required to indemnify them. Additionally, the Registrant is permitted under Section 145 to advance officers and directors certain expenses related to defending against such claims.

Insofar as indemnification for liabilities (primarily relating to public distribution of securities) arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant, or to an affiliate of the Registrant pursuant to its by-laws or otherwise, the Board of Directors has been advised that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. Accordingly, it is possible that the indemnification provisions may not apply to liabilities arising under the Securities Act unless the person to be indemnified is successful on the merits of the claim or proceeding.

The Registrant has entered into, or will enter into, separate indemnification agreements with its directors, executive officers and certain other officers.  The indemnification agreements are intended to provide the indemnitee protection to the fullest extent permitted by the DGCL and with greater protection than that which is provided by the Registrant’s governing documents.  The indemnification agreements provide for the indemnification of and the advancing of expenses to the indemnitees under the indemnification agreement to the fullest extent permitted by law and as set forth in the indemnification agreement, and, to the extent insurance is maintained, for the continued coverage of such indemnitees under the Registrant’s director and officer liability insurance policies.

Item 7.  Exemption from Registration Claimed.

Not applicable.

Item 8.  Exhibits.

The following is a list of exhibits filed as part of this Registration Statement.

Exhibit No.	Description	Method of Filing

4.1	Amendment to the Aerosonic Corporation 2004 Stock Incentive Plan, as amended and restated on July 26, 2007.	Incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on June 1, 2009.

4.2	Aerosonic Corporation 2004 Stock Incentive Plan, as amended and restated on July 26, 2007.	Incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on June 1, 2009.

5.1	Opinion of Arent Fox LLP regarding the legality of the securities being registered.	Filed herewith.

23.1	Consent of Arent Fox LLP.	Included in the opinion filed as Exhibit 5.1 to this Registration Statement.

23.2	Consent of Kirkland, Russ, Murphy & Tapp, P.A., independent registered certified public accounting firm.	Filed herewith.

23.3	Consent of McGladrey & Pullen, LLP, independent registered certified public accounting firm.	Filed herewith.

24.1	Power of Attorney.	Filed herewith.

Item 9.  Undertakings.

(a)	Rule 415 Offering. The Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	to include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

(ii)
to reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement.  Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)
to include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the SEC by the Registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement.

(2)
That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)
Filings Incorporating subsequent Exchange Act documents by reference. The Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)
Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Clearwater, State of Florida, on the 16th day of July, 2009.

AEROSONIC CORPORATION

By:	/s/ Douglas J. Hillman
Douglas J. Hillman, President and Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.

/s/ Douglas J. Hillman	Date: July 16, 2009
Douglas J. Hillman
President and Chief Executive Officer and Director

/s/ Kevin J. Purcell	Date: July 16, 2009
Kevin J. Purcell
Executive Vice President and Chief Financial Officer

/s/ P. Mark Perkins	Date: July 16, 2009
P. Mark Perkins
Executive Vice President and Director

/s/ Roy Robinson	Date: July 16, 2009
Roy Robinson, Director

/s/ Donald Russell	Date: July 16, 2009
Donald Russell, Director

/s/ Thomas E. Whytas	Date: July 16, 2009
Thomas E. Whytas, Jr., Director

INDEX TO EXHIBITS

Exhibit No.	Description	Method of Filing

4.1	Amendment to the Aerosonic Corporation 2004 Stock Incentive Plan, as amended and restated on July 26, 2007.	Incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on June 1, 2009.

4.2	Aerosonic Corporation 2004 Stock Incentive Plan, as amended and restated on July 26, 2007.	Incorporated by reference to Appendix A of the Registrant’s Definitive Proxy Statement on Schedule 14A, filed on June 1, 2009.

5.1	Opinion of Arent Fox LLP regarding the legality of the securities being registered.	Filed herewith.

23.1	Consent of Arent Fox LLP.	Included in the opinion filed as Exhibit 5.1 to this Registration Statement.

23.2	Consent of Kirkland, Russ, Murphy & Tapp, P.A., independent registered certified public accounting firm.	Filed herewith.

23.3	Consent of McGladrey & Pullen, LLP, independent registered certified public accounting firm.	Filed herewith.

24.1	Power of Attorney.	Filed herewith.